UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2015

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6363 South Fiddler’s Green Circle,
Suite 1400,

Greenwood Village, Colorado 80111

(Address of principal executive office and Zip Code)

(303) 220-0100

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On March 29, 2015, CIBER, Inc. (the “Company”) entered into a stockholder agreement (the “Stockholder Agreement”) by and between the Company and Bobby G. Stevenson, the 1989 Bobby G. Stevenson Revocable Trust, the Bobby G. Stevenson Revocable Trust, and the Dixie Foundation (together with their affiliates and associates, the “Stockholder Group”).

In connection with the entry into the Stockholder Agreement, on March 29, 2015, (i) Paul A. Jacobs informed the Company of his decision not to seek reelection at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”), and (ii) Kurt J. Lauk and James C. Spira each notified the Company that they will resign as a directors of the board of directors of the Company (the “Board”), effective as of the date of the 2015 Annual Meeting. The Company has agreed to fill the vacancies created by the departures of Messrs. Jacobs and Spira and Professor Dr. Lauk with independent directors.

In addition, pursuant to the Stockholder Agreement, among other things, the Board agreed (i) to nominate Bobby G. Stevenson as a director of the Board at the Company’s 2016 Annual Meeting of Stockholders to serve a three-year term and (ii) following the 2015 Annual Meeting, to appoint Mr. Stevenson as acting Chairman of the Board with no compensation therefor until such time as the Board appoints a new Chairman of the Board to replace Mr. Stevenson. Pursuant to the Stockholder Agreement, the Stockholder Group has agreed to vote their shares in accordance with all of the nominations and proposals recommended by the Board until one day after the Company’s 2017 Annual Meeting of Stockholders.

The Stockholder Agreement includes customary standstill provisions, subject to certain exceptions. The Stockholder Group agreed to not disclose certain confidential information concerning the business and affairs of the Company. Each party further agreed not to publicly disparage or criticize the other party.

The Stockholder Agreement will terminate, subject to certain exceptions, on the day after the 2017 Annual Meeting of Stockholders.

A copy of the Stockholder Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.  The foregoing description of the Stockholder Agreement is qualified in its entirety by reference to the full text of the Stockholder Agreement.

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The decision of Mr. Jacobs to not seek reelection at the 2015 Annual Meeting and the decisions of Mr. Spira and Professor Dr. Lauk to resign did not involve any disagreement with the Company regarding any matter related to its operations, policies or practices.

The Company entered into a Separation and General Release Agreement, dated April 1, 2015, with Mr. Jacobs (the “Jacobs Separation Agreement”) pursuant to which, among other things, the Company has agreed to pay Mr. Jacobs $460,000 in equal installments over a two-year period in respect of his prior service as Chairman and director of the Board and accelerated vesting of 30,288 restricted stock units, in each case, in exchange for a release of any claims Mr. Jacobs may have against the Company and its affiliates.  The foregoing description of the Jacobs Separation Agreement is qualified in its entirety by reference to the full text of the Jacobs Separation Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

The Company entered into a Director Resignation and General Release Agreement, dated April 1, 2015, with Mr. Spira (the “Spira Resignation Agreement”) pursuant to which, among other things, the Company has agreed to pay Mr. Spira $175,000 in equal installments over a one-year period in respect of his prior service as a director of the Board and accelerated vesting of 30,288 restricted stock units, in each case,  in exchange for a release of any claims Mr. Spira may have against the Company and its affiliates.  The foregoing description of the Spira Resignation Agreement is qualified in its entirety by reference to the full text of the Spira Resignation Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated by reference herein.

Item 7.01.     Regulation FD Disclosure.

On April 1, 2015, the Company issued a press release relating to the Stockholder Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 7.01 (including Exhibit 99.1 attached hereto) is being furnished under Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit
10.1

Stockholder Agreement dated March 29, 2015, by and between CIBER, Inc. and Bobby G. Stevenson, the 1989 Bobby G. Stevenson Revocable Trust, the Bobby G. Stevenson Revocable Trust, and the Dixie Foundation.

10.2	Separation and General Release Agreement dated April 1, 2015, by and between CIBER, Inc. and Paul A. Jacobs.

10.3	Director Resignation and General Release Agreement dated April 1, 2015, by and between CIBER, Inc. and James C. Spira.

99.1	Press Release dated April 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIBER, INC.

Dated: April 2, 2015	By:	/s/ Michael Boustridge
Michael Boustridge
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
10.1

Stockholder Agreement dated March 29, 2015, by and between CIBER, Inc. and Bobby G. Stevenson, the 1989 Bobby G. Stevenson Revocable Trust, the Bobby G. Stevenson Revocable Trust, and the Dixie Foundation.

10.2	Separation and General Release Agreement, dated April 1, 2015, by and between CIBER, Inc. and Paul A. Jacobs.

10.3	Director Resignation and General Release Agreement, dated April 1, 2015, by and between CIBER, Inc. and James C. Spira.

99.1	Press Release dated April 1, 2015.